Heath D. Linsky
404-504-7691
August 13, 2018	hdl@mmmlaw.com
www.mmmlaw.com

via edgar

Securities and Exchange Commission

Main Filing Desk

100 F Street, N.E.

Washington, D.C. 20549

Re:	Procaccianti Hotel REIT, Inc.

Request for Acceleration

File No. 333-217578

Ladies and Gentlemen:

On behalf of Procaccianti Hotel REIT, Inc. (the “Company”), enclosed for filing is the Company’s request pursuant to Rule 461 promulgated by the Commission under the Securities Act of 1933, as amended (the “Act”), for the acceleration of the effectiveness of its Registration Statement on Form S-11 (File No. 333-217578) under the Act to immediate effectiveness on August 14, 2018 at 9:00 a.m. Eastern Daylight Time or as soon thereafter as is practicable.

If you have any questions, please do not hesitate to contact the undersigned at (404) 504-7691.

Sincerely,

MORRIS, MANNING & MARTIN, LLP

/s/ Heath D. Linsky
Heath D. Linsky, Esq.

cc:	Gregory Vickowski
Ron Hadar, Esq.
Mary Katherine Rawls, Esq.

Phone: 404.233.7000 | www.mmmlaw.com

1600 Atlanta Financial Center | 3343 Peachtree Road, NE | Atlanta, Georgia 30326

Atlanta • Beijing • Raleigh-Durham • Savannah • Taipei • Washington, DC

Procaccianti Hotel REIT, Inc.

1140 Reservoir Avenue
Cranston, Rhode Island 02920

August 13, 2018

via edgar

Securities and Exchange Commission

Main Filing Desk

100 F Street, N.E.

Washington, D.C. 20549

Re:	Procaccianti Hotel REIT, Inc.

Request for Acceleration

File No. 333-217578

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933 (the “Act”), Procaccianti Hotel REIT, Inc. (the “Company”) hereby requests acceleration of the effective date of its Registration Statement on Form S-11 (File No. 333-217578) under the Act to immediate effectiveness on August 14, 2018 at 9:00 a.m. Eastern Daylight Time or as soon thereafter as is practicable.

If you have any questions, please call me at (401) 946-4600.

Sincerely,

Procaccianti Hotel REIT, Inc.

/s/ Gregory Vickowski
Name: Gregory Vickowski
Title: Chief Financial Officer

cc:	Ron Hadar, Esq.
Heath D. Linsky, Esq.
Mary Katherine Rawls, Esq.